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Images of Life, Inc.
(A Development Stage Company)
CONTENTS
                                                        Page
FINANCIAL STATEMENTS:
Balance Sheet (Unaudited)	  .    .    .    .	.	.         2
Statement of Operations for the Six Months Ended
June 30, 2000 and 1999 (Unaudited) .    .    .	.  	      3
Statement of Stockholders' Equity for the
Six Months Ended June 30, 2000 and Year
Ended December 31, 1999 (Unaudited)     .    .	.	.       4
Statement of Cash Flows for the Six Months Ended
June 30, 2000 and 1999 (Unaudited) .    .    .	.  	      5
NOTES TO INTERIM FINANCIAL STATEMENTS (Unaudited)	.	.    6
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Images of Life, Inc.
(A Development Stage Company)
BALANCE SHEET (Unaudited)
                                       June 30, 2000
ASSETS
Current Assets			                      $       0
				Total Current Assets		                     0
Investment In Start Up Business		        225,000
Other Assets				                            2,768
					TOTAL ASSETS	                     $  227,768
LIABILITIES & STOCKHOLDERS EQUITY
Liabilities:
Current Liabilities
	- Accounts Payable			                 $   23,459
			Total Current Liabilities	            	 23,459
Commitments & Contingencies - Note 3
Stockholders' Equity - Note 5


Common Stock$0.001 par value; 15,000,000 shares
authorized; 9,665,000 and 5,000,000 shares issued
and outstanding as at December 31,
1999 respectively			                        2,185
Additional Paid In Capital		              356,778
Deficit Accumulated During Development
Stage                                    (154,654)
		TOTAL STOCKHOLDER'S EQUITY	             204,309
		TOTAL LIABILITIES &

		STOCKHOLDER'S EQUIT Y                $  227,768
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STATEMENT OF OPERATIONS
                                               Cumulative For the
                                     							       Period From
                             Six Month Period   September 23, 1997
			                            Ended June 30,   (Date of Inception)
                               2000     1999      to June 30, 2000
REVENUES- development stage only
From Operations	                $  0	   $  0	        $     712
Cost of operations                 0	      0    	        5,765
Gross Profit		                     0		     0		          (5,053)
Other Income	                      0	  3,500 	         	(1,553)
EXPENSES
Compensation	                      0	  4,000            16,844
Consulting - Note 4           30,000	 15,000            79,500
Web-site Development	              0       0         	  15,000
Marketing & Advertising            0       0            10,000
Investment Banking	                0       0            15,000
General & Admin.	              4,414       0		          16,034
Other			                         491	     54	              723
		                            34,905  19,054          	153,101
LOSS FROM OPERATIONS         (34,905)(15,554)         (154,654)

Provision for Income
  Taxes - Note 6                  0        0                  0
NET LOSS	                  $(34,905) (15,554)         	(154,654)
BASIC EARNINGS PER SHARE:
Net Loss per Share         $(0.004)  $(0.002)
Weighted Average
Shares Outstanding         9,675,000  9,135,000
DILUTED EARNINGS PER SHARE:
Net Loss per Share          $(0.004) $(0.002)
Weighted Average
Shares Outstanding         9,675,000 9,135,000
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STATEMENT OF STOCKHOLDERS EQUITY
                                                           Deficit
                                                           Accumulated
					                                           Addit'l    During
	                            Common Stock       Paid-In    Development
                        			Shares    Amount	    Capital    Stage
Balance at January 1 2000
                          9,665,000  $ 2,165   $336,798   $(119,749)
Shares Issued for Cash -
Note 5                       20,000       20	    19,980

Net Loss for six month
Period ending
June 30,2000             _________    ______   ________     $(34,905)
		                       9,685,000    $2,185   $356,778    $(154,654)
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STAEMENT OF CASH FLOWS

                                                           Cumulative
                                                           For the
                                                           Period From
                                    Six Month Period       September 23,1997
				                               	Ended June 30          (Date of Inception)
		                                  2000     		1999        to June 30, 2000
CASH FLOW FROM OPERATIONS
 -Net Loss		                       $(34,905)   $(15,554)    $(154,654)
-Adjustments to reconcile
 net loss to cash from
 operating activities:
-Other Income from Exchange
of personality for Common Stock                  (3,500)       (3,500)
-Expenses paid by
 Stockholders                                     1,158         1,158
Amortization                                                      232
Stock for services                                4,000         7,500
Changes in Assets & Liabilities:
-Other Assets                                                  (3,000)
-Accounts Payable	                   11,059       8,600        23,459
                                			(23,846)      (5,296)      (128,805)

CASH FLOWS FROM INVESTING ACTIVITIES
-	Investment in Start
	Up Business                      	(30,000)           0       (225,000)
                                   (30,000)           0       (225,000)

CASH FLOWS FROM FINANCING ACTIVITIES

-Proceeds from issuance of
common stock net issuance cost	     20,000        10,000         353,805

Increase (Decrease) In Cash		      (33,846)        4,704              -
Cash Beginning/Period             	 33,846          242               -
Cash  End/Period	                     $0          $4,946           $  -

NON-Cash Investing & Financing Activities
-Common Stock Issued
for Services  Rendered                $0          $4,000          $7,500

IMAGES OF LIFE,INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS (Unaudited)
June 30, 2000 and 1999
Note A:  Basis of Presentation
Interim Statements
The interim period financial statements presented herein have been prepared pursuant to the rules and regulations of the
Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company's annual financial statements, notes and accounting policies thereto included in the Company's Annual Report on Form SB-2 for the year ended December 31, 1999. The results of operations for the interim periods presented herein are not necessarily indicative of the results that may be expected for future periods. In the opinion of management, the unaudited interim financial statements furnished reflect all adjustments necessary (which all are of a normal recurring nature) for a fair presentation of the Company's financial condition as of June 30, 2000, and the results of its operations and cash flows for the six months ended June 30, 2000 and 1999.

Note B:  Stockholders' Equity
During the six months ended June 30, 2000 the Company issued for $20,000 cash, 20,000 shares of its common stock under the "Private Placement Funding Agreement" with Trimont Capital, Ltd.

The Company issued options to board members who are shareholders and to the majority member of Glacier Medical, LLC totaling 300,000 shares of the Company's common stock exercisable at $1 per share. These options are exercisable upon  certain  future events  happening, and
approval is required of the Board.   There is no dilutive effect
as of June 30, 2000.


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